EXHIBIT 10.3

FIRST AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “Amendment”) is entered into on March 31, 2014 (the “Effective Date”), by and between MASTEC, INC., a Florida corporation (the “Company”), and GEORGE PITA (“Employee”).

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, effective as of January 22, 2014 (the “Employment Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Employment Agreement as of the date hereof in certain respects.

NOW THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

1. A new Section 11(i) of the Employment Agreement is hereby added to read as follows:

“i. Potential Section 280G Reductions.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on the Employee (the “Net After-Tax Amount”) that the Employee would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(ii) Subject to the provisions of this Section 11(i), all determinations required to be made under this Section 11(i), including the Net After-Tax Amount, the Reduction Amount and the Payments that are to be reduced pursuant to Section 11(i)(i) and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally accredited accounting firm chosen by the Company in its sole discretion (the “Accounting Firm”), which shall promptly provide detailed supporting calculations both to the Company and the Employee upon request by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) only from Payments that are required to be made in cash, (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero, and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.”

2. Except as amended herein, all other provisions of the Employment Agreement remain unchanged and in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

EXECUTED as of the date set forth in the first paragraph of this Amendment.

EMPLOYEE

/s/ George Pita
George Pita

MASTEC, INC.

By:	/s/ Jose Mas
Jose Mas, Chief Executive Officer

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